N E W S B U L L E T I N	POINT.360 2777 N. ONTARIO STREET BURBANK, CA 91504 Nasdaq: PTSX

FOR FURTHER INFORMATION:

AT THE COMPANY:
Alan Steel
Executive Vice President
(818) 565-1444

FOR IMMEDIATE RELEASE - BURBANK, CA, May 13, 2010

POINT.360 ANNOUNCES THIRD QUARTER AND FIRST NINE MONTHS RESULTS

POINT.360 OPENS ITS SECOND MOVIE>Q STORE

Point.360 (NASDAQ: PTSX), a leading provider of integrated media management services, today announced results for the three and nine month periods ended March 31, 2010.

On April 19, 2010, the Company announced the April 10 opening of its first Movie>Q store. Its second store was opened in May.

Haig S. Bagerdjian, the Company’s Chairman, President and Chief Executive Officer said: “The current quarter and nine-month results reflect lower revenue due to the temporary move of our Hollywood facility and a reduction in  remastering demand from the major studios.  Our results were also negatively affected by research and development costs related to new post-production processes and Movie>Q.”

Mr. Bagerdjian continued: “The first two Movie>Q stores are now open for business, with the third location expected at the end of May.  Initial results have met our expectations.  Our Movie>Q AIM (automated inventory management) system allows a customer to order, retrieve and return DVDs without human intervention.  We believe early customer acceptance and continued closure of “big box” DVD rental stores creates a significant growth opportunity.”

Revenues

Revenue for the quarter ended March 31, 2010 totaled $9.5 million compared to $11.3 million in the same quarter last year.  Revenues for the nine months ended March 31, 2010 were $29.2 million, down from $34.6 million last year.  The decline reflects a slowdown in work from several major studio customers and the effects of the move of one of our facilities.

Gross Margin

In the third quarter of fiscal 2010, gross margin was $2.5 million (26% of sales), compared to $3.7 million (33% of sales) in the prior year’s third quarter.  For the nine months ended March 31, 2010, gross margin was $7.8 million (27% of sales) compared to $11.6 million (33% of sales) last year.

Selling, General and Administrative and Other Expenses

For the third quarter of fiscal 2010, SG&A expenses were $3.4 million, or 35% of sales, compared to $4.3 million, or 38% of sales, in the third quarter of last year. For the nine months ended March 31, 2010, SG&A expenses were $10.8 (37% of sales) compared to $12.0 million (35% of sales) last year.  R&D costs in the current year three and nine month periods were $0.4 million and $0.8 million, respectively.

Interest expense was $0.2 million and $0.7 million in the three and nine month periods of fiscal 2010 compared to $0.2 million and $0.5 million, respectively, last year with the increase being due to additional mortgage debt.

Other income represents sublease income.

Operating (Loss)

Operating loss was $1.2 million in the third quarter of fiscal 2010 compared to a loss of $0.6 million in last year’s third quarter.  Operating loss was $3.8 million in the first nine months compared to an operating loss of $0.4 million in the same period last year.

Net (Loss)

For the third quarter of 2010, the Company reported a net loss of $1.4 million ($0.13 per share) compared to a net loss of $0.4 million ($0.04 per share) in the same period last year.  In the nine month period ended March 31, 2010, the Company reported a net loss of $4.1 million ($0.40 per share), compared to a net loss of $0.3 million ($0.03 per share), last year.

Consolidated Statements of Operations (unaudited) * The table below summarizes results for the three and nine month periods ended March 31, 2009 and 2010:

	Three Months Ended March 31,		Nine Months Ended March 31,

	2009	2010	2009	2010

Revenues	$11,269,000	$9,511,000	$34,627,000	$29,184,000
Cost of services	(7,579,000)	(7,014,000)	(23,053,000)	(21,355,000)

Gross profit	3,690,000	2,497,000	11,574,000	7,829,000
Selling, general and administrative expense	(4,275,000)	(3,353,000)	(11,985,000)	(10,846,000)
Research and development expense	-	(381,000)	-	(771,000)

Operating (loss)	(585,000)	(1,237,000)	(411,000)	(3,788,000)
Interest expense	(177,000)	(219,000)	(502,000)	(668,000)
Interest income	2,000	-	46,000	9,000
Other income	87,000	74,000	321,000	340,000

(Loss) before income taxes	(673,000)	(1,380,000)	(546,000)	(4,105,000)
Benefit from income taxes	253,000	-	280,000	-

Net (loss)	$(420,000)	$(1,380,000)	$(266,000)	$(4,105,000)

(Loss) per share:
Basic:
Net (loss)	$(0.04)	$(0.13)	$(0.03)	$(0.40)
Weighted average number of shares	10,319,664	10,496,610	10,421,256	10,379,216

Diluted:
Net (loss)	$(0.04)	$(0.13)	$(0.03)	$(0.40)
Weighted average number of shares including the dilutive effect of stock options	10,319,664	10,496,610	10,421,256	10,379,216

Selected Balance Sheet Statistics (unaudited)*
	June 30, 2009	March 31, 2010
Working Capital	$9,754,000	$4,724,000
Property and equipment, net	20,417,000	20,318,000
Total assets	37,394,000	32,249,000
Current portion of long term debt	2,086,000	1,669,000
Long-term debt, net of current portion	10,844,000	9,703,000
Shareholder’s equity	18,009,000	14,592,000

*   The consolidated statements of operations and presentation of balance sheet statistics do not represent the results of operations or the financial position of the Company in accordance with generally accepted accounting principles (GAAP), and are not to be considered as alternatives to the balance sheet, statement of income, operating income, net income or any other GAAP measurements as an indicator of operating performance or financial position.  Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies.  Management believes that these computations provide useful information to investors.

About Point.360

Point.360 (PTSX) is a value add service organization specializing in content creation, manipulation and distribution processes integrating complex technologies to solve problems in the life cycle of Rich Media. With seven locations in greater Los Angeles and New York, Point.360 performs high and standard definition audio and video post production, creates virtual effects and archives and distributes physical and electronic Rich Media content worldwide, serving  studios, independent producers, advertising agencies, corporations, non-profit organizations and governmental agencies. Point.360 provides the services necessary to edit, master, reformat and archive clients’ audio and video content, including television programming, feature films and movie trailers. Point.360’s interconnected facilities provide service coverage to all major U.S. media centers.

Forward-looking Statements

Certain statements in Point.360 press releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, statements regarding  (i) the Company’s projected revenues, earnings, cash flow and EBITDA; (ii) the Company’s management relating to the planned focus on internal growth and acquisitions; (iii) reduction of facilities and actions to streamline operations; (iv) actions being taken to reduce costs and improve customer service and (v) new business and new acquisitions.  Please also refer to the risk factors described in the Company’s SEC filings, including its annual reports on Form 10-K.  Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward-looking statements.  In addition to the factors described in the Company’s SEC filings, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and marketing promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top level management changes and (f) general economic and political conditions that adversely impact the Company’s customers’ willingness or ability to purchase or pay for services from the Company.  The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.